Exhibit 99.1

Powerwave Technologies Reports Third Quarter Results

Third Quarter Fiscal 2008 Highlights

  Revenue increased to $238.0 million, up 18.6 percent from $200.7 million in Q3 2007
  Excluding intangible asset amortization and restructuring and impairment charges, pro forma gross margin was 24.5 percent
  On a pro forma basis, excluding intangible asset amortization and restructuring and impairment charges, net income per share was 8 cents

SANTA ANA, Calif.--(BUSINESS WIRE)--October 30, 2008--Powerwave Technologies, Inc. (Nasdaq:PWAV), a global supplier of end-to-end wireless solutions for wireless communications networks, today reported preliminary results for its third quarter ended September 28, 2008.

Net sales in the third quarter were $238.0 million, an increase of 18.6 percent, compared with $200.7 million reported in the third quarter of fiscal 2007. Powerwave also reported a third quarter GAAP net loss of $1.8 million, which includes non-cash intangible asset amortization charges of $6.7 million and $6.1 million of restructuring and impairment charges. For the third quarter of 2008, the net loss equates to a basic loss per share of 1 cent. This compares with a net loss of $28.6 million, or a loss per share of 22 cents in the prior year period. For the third quarter of fiscal 2008, excluding the intangible asset amortization and restructuring and impairment charges, on a pro forma basis, Powerwave would have reported net income of $10.4 million, or fully diluted net income per share of 8 cents.

Total revenue for the first nine months of fiscal 2008 was $709.9 million, an increase of 29.1 percent, compared with $549.9 million reported for the first nine months of fiscal 2007. Powerwave reported a total net loss for the first nine months of 2008 of $26.3 million, or a basic net loss per share of 20 cents, compared with a net loss of $120.3 million, or a basic loss per share of 92 cents for the first nine months of fiscal 2007. The results for the first nine months of 2008 include a total of $42.0 million of restructuring and impairment charges and intangible asset amortization, while the results for the first nine months of 2007 included $53.5 million of such expenses.

“During the third quarter, we continued to execute on our restructuring activities and achieved our operating expense reduction targets ahead of schedule, which contributed to our strong pro forma income for the quarter,” said Ronald Buschur, president and chief executive officer of Powerwave Technologies.

“We remain committed to driving additional cost reductions throughout our business to further improve our operating performance, such as our recently announced restructuring of our Finland manufacturing location. In addition, we continue to believe that we are positioned to benefit from future long-term growth opportunities within the markets we compete in,” he said.

Summary of Significant Items Impacting the Third Quarter

During the third quarter of 2008, Powerwave incurred total restructuring and impairment charges of $6.1 million. Restructuring activities included charges primarily related to the announced closure of our Salisbury, MD manufacturing location, as well as charges related to additional site consolidations. The company also incurred approximately $6.7 million of intangible asset amortization from previous acquisitions.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months ended September 28, 2008 and September 30, 2007. To calculate the per share impact of these significant items, an underlying effective tax rate of zero percent was used for both periods and the basic shares outstanding for each respective period was used.

	Three Months Ended
	(unaudited)
Summary of Significant Items Impacting Results	Sept. 28, 2008	Sept. 30, 2007

Intangible asset amortization	($0.05)	($0.06)
Restructuring and impairment charges	($0.05)	($0.06)
Non-cash SFAS 123R compensation charge	($0.01)	($0.01)

Total per share impact	($0.11)	($0.13)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the third quarter of 2008 on a GAAP and pro forma basis.

	Three Months Ended
	(unaudited)
	Sept. 28, 2008	Sept. 30, 2007

GAAP reported gross margin %	21.4%	13.6%
Add: Pro Forma adjustments
Intangible asset amortization	1.7%	2.4%
Restructuring and impairment charges	1.4%	4.0%
Pro Forma gross margin %	24.5%	20.0%

In the third quarter of 2008, cost of goods sold on a GAAP basis included a credit of approximately $2.4 million related to sales to several customers of inventory which was previously determined to be excess and obsolete to our ongoing requirements. The result of these sales was a favorable impact on cost of goods sold, which increased the gross margin by approximately 1.0 percent.

Third Quarter 2008 Revenue Summary

In the third quarter of 2008, total Americas revenue was $70.5 million or approximately 30 percent of revenue, compared with $55.8 million, or approximately 28 percent of revenue in the third quarter of 2007. Total sales to customers based in Asia accounted for approximately 42 percent of revenue or $100.0 million in the third quarter of 2008, compared with approximately 26 percent of revenue, or $52.8 million in the third quarter of 2007. Total Europe, Africa and Middle East revenue in the third quarter of 2008 was $67.5 million, or approximately 28 percent of revenue, compared with $92.1 million or approximately 46 percent of revenue in the third quarter of 2007.

Sales of products within the antenna systems group totaled $75.4 million or 32 percent of total revenue, sales of products in the base station systems group totaled $142.9 million, or 60 percent of revenue and revenue from the coverage solutions group totaled $19.7 million, or 8 percent of revenue in the third quarter of 2008.

In the third quarter of 2008, Powerwave’s largest customers included Nokia Siemens Networks, which accounted for approximately 32 percent of revenue, and Alcatel-Lucent, which accounted for approximately 14 percent of revenue in the quarter. In terms of customer profile, total OEM sales accounted for approximately 59 percent of total revenue, and total direct and operator sales accounted for approximately 41 percent of revenue.

In terms of transmission standards, 2G and 2.5G standards accounted for approximately 54 percent of total revenue, 3G standards accounted for approximately 42 percent of total revenue and WiMAX accounted for approximately 4 percent of total revenue during the third quarter of 2008.

Equity Compensation Expense

In accordance with SFAS 123R, share-based payment, the results reported herein include approximately $1.1 million of pre-tax compensation expense in the third quarter of 2008, and $3.7 million for the first nine months of fiscal 2008, the majority of which is included in operating expenses. This had the effect of increasing the loss per share in the third quarter of 2008 by 1 cent and increased the loss per share in the first nine months of 2008 by 3 cents. The impact on the third quarter of 2007 increased the loss per share by 1 cent and increased the loss per share in the first nine months of 2007 by 3 cents.

Balance Sheet

At September 28, 2008, Powerwave had total cash and cash equivalents of $61.3 million, which includes restricted cash of $3.6 million. In addition, during the third quarter, Powerwave paid out approximately $20 million of one-time, non-recurring payments. These included $13.7 million for the repayment of our 1.25% convertible subordinated notes, a deferred payment of approximately $4.1 million related to our VersaFlex acquisition, and approximately $2 million in relation to a Swedish tax claim that was included in the LGP Allgon acquisition. Total net inventories were $88.8 million, and net accounts receivable were $256.8 million.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes certain non-cash charges and expenses arising from the acquisitions the company has made, including the amortization of certain intangible assets resulting from the purchase accounting valuation of these acquisitions. Also excluded are restructuring and impairment charges related to the consolidation of our manufacturing and engineering facilities as well as the severance costs related to facility closures. Management of Powerwave believes that these items should be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges will not impact future operating results, and the amortization of intangible assets is a non-cash expense.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS, 3G and WiMAX networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited consolidated financial statements for the third quarter ended September 28, 2008.

Conference Call

Powerwave is providing a simultaneous webcast and live dial-in number of its third quarter fiscal 2008 financial results conference call today, Thursday, October 30, 2008 at 2:00 pm Pacific time. To access the audio webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q3 earnings conference call. The call will last for approximately one hour. To listen to the live call, please call (617) 614-3669 and enter reservation number 67302754. A replay of the webcast will be available beginning approximately two hours after completion of the initial webcast. Additionally, an audio playback of the conference call will be available at approximately 7:00 pm Pacific time on October 30, 2008 through November 30, 2008 by calling (617) 801-6888 and entering reservation number 12313064.

Forward-Looking Statements

The foregoing statements regarding long-term growth opportunities within the wireless communications infrastructure industry and Powerwave’s ability to capitalize on such opportunities as well as statements regarding ability to achieve operating cost reduction targets are “forward looking statements.” These statements are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: our ability to execute cost cutting initiatives without disrupting operations; delays or cancellations of wireless network capacity expansions and buildouts for 2G and 2.5G networks, 3G and WiMAX networks; macroeconomic factors that may negatively influence the demand for wireless communications infrastructure and thereby reduce demand for our products; future consolidation of our customers may reduced demand for our products; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; our ability to successfully integrate acquisitions; we are not able to increase our prices to cover our exposure to raw material and freight price increases; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in the Company’s Form 10-K for the fiscal year ended December 30, 2007, and Form 10-Q for the quarterly period ended June 29, 2008, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

UNAUDITED - PRELIMINARY
POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007

Net sales	$237,960	$200,673	$709,903	$549,946
Cost of sales:
Cost of goods	179,633	160,499	537,486	447,306
Intangible asset amortization	4,094	4,910	16,459	14,716
Restructuring and impairment charges	3,368	7,998	13,903	24,656
Total cost of sales	187,095	173,407	567,848	486,678

Gross profit	50,865	27,266	142,055	63,268

Operating expenses:
Sales and marketing	10,301	13,090	36,064	40,351
Research and development	18,447	17,896	58,907	65,965
General and administrative	17,992	18,282	49,062	56,298
Intangible asset amortization	2,589	2,656	7,846	8,313
Restructuring and impairment charges	2,755	224	3,834	5,783
Total operating expenses	52,084	52,148	155,713	176,710

Operating loss	(1,219)	(24,882)	(13,658)	(113,442)

Other expense, net	(42)	(2,279)	(10,099)	(3,484)

Loss before income taxes	(1,261)	(27,161)	(23,757)	(116,926)
Provision for income taxes	540	1,457	2,515	3,344
Net loss	$(1,801)	$(28,618)	$(26,272)	$(120,270)

Net loss per share: - basic:	$(0.01)	$(0.22)	$(0.20)	$(0.92)
- diluted: [1]	$(0.01)	$(0.22)	$(0.20)	$(0.92)

Weighted average common shares used in computing per share amounts: - basic:	131,142	130,541	131,023	130,259
- diluted:	131,142	130,541	131,023	130,259

[1] The diluted loss per share does not include an add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible subordinated notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC.
PERCENTAGE OF NET SALES

	Three Months Ended		Nine Months Ended
	(unaudited)		(unaudited)
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods	75.5	80.0	75.7	81.3
Intangible asset amortization	1.7	2.4	2.3	2.7
Restructuring and impairment charges	1.4	4.0	2.0	4.5
Total cost of sales	78.6	86.4	80.0	88.5

Gross profit	21.4	13.6	20.0	11.5

Operating expenses:
Sales and marketing	4.3	6.5	5.1	7.3
Research and development	7.7	8.9	8.3	12.0
General and administrative	7.6	9.1	6.9	10.2
Intangible asset amortization	1.1	1.4	1.1	1.5
Restructuring and impairment charges	1.2	0.1	0.5	1.1
Total operating expenses	21.9	26.0	21.9	32.1

Operating loss	(0.5)	(12.4)	(1.9)	(20.6)

Other expense, net	(0.0)	(1.1)	(1.4)	(0.7)

Loss before income taxes	(0.5)	(13.5)	(3.3)	(21.3)
Provision for income taxes	0.3	0.8	0.4	0.6
Net loss	(0.8%)	(14.3%)	(3.7%)	(21.9%)

POWERWAVE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	(Unaudited)				(Unaudited)
				Pro Forma				Pro Forma
	Sept. 28,			Sept. 28,	Sept. 28,			Sept. 28,
	2008	Adjustments		2008	2008	Adjustments		2008
Net sales	$237,960	-		$237,960	$709,903	-		$709,903
Cost of sales:
Cost of goods	179,633	-		179,633	537,486	-		537,486
Intangible asset amortization	4,094	(4,094	) [1]	-	16,459	(16,459	) [1]	-
Restructuring and impairment charges	3,368	(3,368	) [2]	-	13,903	(13,903	) [2]	-
Total cost of sales	187,095	(7,462)		179,633	567,848	(30,362)		537,486
Gross profit	50,865	7,462		58,327	142,055	30,362		172,417
Operating expenses:
Sales and marketing	10,301	-		10,301	36,064	-		36,064
Research and development	18,447	-		18,447	58,907	-		58,907
General and administrative	17,992	-		17,992	49,062	-		49,062
Intangible asset amortization	2,589	(2,589	) [1]	-	7,846	(7,846	) [1]	-
Restructuring and impairment charges	2,755	(2,755	) [2]	-	3,834	(3,834	) [2]	-
Total operating expenses	52,084	(5,344)		46,740	155,713	(11,680)		144,033
Operating income (loss)	(1,219)	12,806		11,587	(13,658)	42,042		28,384

Other expense, net	(42)	-		(42)	(10,099)	-		(10,099)
Income (loss) before income taxes	(1,261)	12,806		11,545	(23,757)	42,042		18,285
Provision for (benefit from) income taxes	540	615	[3]	1,155	2,515	(686	) [3]	1,829
Net income (loss)	$(1,801)	12,191		$10,390	$(26,272)	42,728		$16,456

Net income (loss) per share: - basic:	$(0.01)			$0.08	$(0.20)			$0.13
- diluted: [4]	$(0.01)			$0.08	$(0.20)			$0.13

Weighted average common shares used in computing per share amounts:
- basic:	131,142			131,142	131,023			131,023
- diluted:	131,142			166,837	131,023			131,023

[1] These costs include the amortization of acquired technology and other identified intangible assets included in cost of goods sold and operating expenses, respectively.

[2] These costs include restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses, respectively.

[3] This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax rate of 10% for the 2008 periods.

[4] Diluted earnings per share for the pro forma results for the quarter ended September 28, 2008, include the effect of the add back of approximately $2.8 million of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible notes. All other diluted earnings per share do not include the add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 28,	December 30,
	2008	2007
	(unaudited) [1]	(see note) [2]
ASSETS:

Cash and cash equivalents	$57,671	$58,151
Restricted cash	3,634	7,366
Accounts receivable, net	256,774	237,657
Inventories, net	88,772	94,310
Property, plant and equipment, net	102,514	113,027
Other assets	428,978	470,583
Total assets	$938,343	$981,094

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$166,598	$128,088
Short-term debt	-	13,617
Long-term debt	350,000	350,000
Accrued expenses and other liabilities	67,874	106,905
Total shareholders' equity	353,871	382,484
Total liabilities and shareholders’ equity	$938,343	$981,094

[1] September 28, 2008 balances are preliminary and subject to reclassification adjustments.

[2] December 30, 2007 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels, 714-466-1608
or
Investor Contact:
Stapleton Communications
Alexis Pascal, 650-470-4209